Exhibit 99.1

FIDELITY D & D BANCORP, INC.

FOR IMMEDIATE RELEASE

Date:  October 27, 2021

Contacts:

Daniel J. Santaniello	Salvatore R. DeFrancesco, Jr.
President and Chief Executive Officer	Treasurer and Chief Financial Officer
570-504-8035	570-504-8000

FIDELITY D & D BANCORP, INC.

REPORTS THIRD QUARTER 2021 FINANCIAL RESULTS

Dunmore, PA – Fidelity D & D Bancorp, Inc.  (NASDAQ: FDBC) and its banking subsidiary, The Fidelity Deposit and Discount Bank,  announced its most recent dividend declaration and unaudited, consolidated financial results for the three and nine month periods ended September 30, 2021.

Unaudited Financial Information

Net income for the three months ended September 30, 2021 was  $4.9 million,  or $0.85 diluted earnings per share,  compared to $5.0 million, or $0.99 diluted earnings per share, for the three months ended September 30, 2020.  The $0.1 million, or 2%, reduction in net income resulted from a  $5.7 million increase in non-interest expenses which more than offset the $4.6 million increase in net interest income and reduction of $1.1 million in the provision for loan losses.  Merger-related expenses were $2.2 million for the third quarter of 2021, or $2.0 million higher than merger-related expenses for the third quarter of 2020 due to the timing of the mergers.  Diluted earnings per share decreased by $0.14 per share due to the higher non-interest expenses from merger-related expenses incurred from the merger during the third quarter of 2021 which also resulted in an increase in the average shares outstanding.

As previously announced, Fidelity D & D Bancorp, Inc. (the “Company”) acquired Landmark Bancorp, Inc. (“Landmark”) and its wholly-owned subsidiary Landmark Community Bank effective July 1, 2021.  The fair value of assets acquired included  $375.5 million in total assets, $308.5 million in deposits and $298.9 million in loans added to the Company’s balance sheet.  The reported results include provisional estimates of the accounting for the acquisition of Landmark which are subject to revision in future periods when the application of the accounting guidance for business combinations is finalized.  Based on the closing price on June 30, 2021, the merger valuation was $42.9 million.

Excluding merger-related expenses, adjusted net income was  $6.6 million for the third quarter of 2021, or $1.16 diluted earnings per share, compared to adjusted net income of $5.1 million, or $1.03 diluted earnings per share, for the third quarter of 2020.  For more detail on adjusted net income which is a non-GAAP measurement, refer to the “Non-GAAP Measures” table within the Selected Financial Ratios and Other Data section.

“We are very pleased with third quarter financial results. The Fidelity Bankers have continued to be focused on the execution of the strategic initiative of building long-term relationships through organic and inorganic growth,” stated Daniel J. Santaniello, President and Chief Executive Officer. “While the year-to-date 2021 financial results have been adversely impacted with the anticipated and non-recurring expenses associated with the acquisition of Landmark Bancorp, the Board of Directors and Management are pleased with the Company’s core operating results.  We believe the addition of the Landmark Bankers and the acquired strong balance sheet will continue to build long-term shareholder value.”

Paycheck Protection Program

On July 1, 2021, the Company acquired $20.3 million in Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”) loans as a result of the merger with Landmark.

As of September 30, 2021, the outstanding PPP loan balances totaled $66.8 million.  Total PPP loans generated approximately $9.4 million of SBA processing fees, net of origination expenses, of which $7.3 million was earned to date with $1.4 million and $4.2 million recognized during the three and nine months ended September 30, 2021.  The $2.1 million remaining balance is expected to continue to be earned over the remaining life of the loans; however, the fees may be recognized earlier upon loan forgiveness by the SBA or if paid off by the borrower.

Consolidated Third Quarter Operating Results Overview

Net interest income was $17.2 million for the third quarter of 2021, a 37% increase over the  $12.5 million earned for the third quarter of 2020.    The $4.7 million improvement in net interest income resulted primarily from a  $594.3 million increase in the average balance of interest-earning assets which offset the declining yields on these assets supplemented by lower interest expense from a decrease in rates paid on interest-bearing liabilities and payoff of the FHLB advances.  The loan portfolio had the biggest impact, producing a  $3.4 million increase in interest income from $286.6 million in higher average balances primarily from the addition of Landmark loans to the balance sheet.  Higher interest income in the commercial portfolio was the driver with $180.8 million in larger average balances adding $2.7 million, which included $0.4 million from additional SBA fees attributable to PPP loans recognized during the third quarter of 2021 versus the 2020 period.  Interest income in the consumer and residential portfolios also contributed to the increase due to the larger average balances in those portfolios.  Interest income from the investment portfolio increased $1.1 million as $319.5 million in increased average balances offset declining yields.  Interest expense was $0.2 million lower due to decreases in deposit rates.  The average balance of interest-bearing deposits increased $467.0 million and the rates paid on these deposits decreased 17 basis points.

The overall cost of interest-bearing liabilities was 0.26% for the third quarter of 2021,  a decrease of 15 basis points from the 0.41% paid for the third quarter of 2020.  The cost of funds decreased 11 basis points to 0.19% for the third quarter of 2021 from 0.30% for the third quarter of 2020.  The Company’s fully-taxable equivalent (“FTE”) (non-GAAP measurement) net interest spread was 3.14% for the third quarter of 2021, or six basis points higher than the 3.08% recorded for the third quarter of 2020.  FTE net interest margin increased by two basis points to 3.22% for the three months ended September 30, 2021 from 3.20% for the same 2020 period.

The provision for loan losses was $0.4 million for the third quarter of 2021, a $1.1 million decrease compared to $1.5 million for the third quarter of 2020.    The decrease in the provision compared to the quarter ended September 30, 2020 was attributed to the COVID-19-related provisioning that occurred during the third quarter of 2020, which was not similarly warranted for the quarter ended September 30, 2021 due to the improvement in the Company’s economic environment compared to the third quarter of 2020.  This amount of provisioning reflected what management deemed necessary to maintain the allowance for loan and lease losses at an adequate level.

Total non-interest income decreased $0.4 million, or 8%, to $4.0 million for the third quarter of 2021 compared to $4.4 million for the third quarter of 2020.   The decrease in non-interest income was attributable to $1.2 million lower gains on loan sales during the third quarter of 2021 compared to the same 2020 period due to managements’ decision to hold mortgages longer to earn interest income during the third quarter of 2021.  Partially offsetting this decrease was $0.2 million higher interchange fees,  $0.2 million in additional service charges on deposits, $0.1 million growth in trust fiduciary fees and $0.1 million higher earnings on bank-owned life insurance.

Non-interest expenses increased $5.7 million, or 60%, for the third quarter of 2021 to $15.2 million from $9.5 million for the same quarter of 2020.  Most of the increase was due to the $2.0 million higher nonrecurring merger-related expenses, primarily consisting of data processing, salaries and employee benefits and professional services expenses in connection with the Landmark acquisition.  The majority of the expenses related to the MNB acquisition were recognized during the second quarter of 2020 while most of the expenses related to the Landmark acquisition were recognized during the third quarter of 2021.  The Company also recognized $1.6 million in added salaries and employee benefits primarily due to an increase in the number of bankers post-merger and higher performance-based incentive compensation.  Advertising and marketing expenses increased $0.5 million due to higher advertising costs and a $0.2 million donation to Fidelity D & D Charitable Foundation.  Additionally, premises and equipment expenses were $0.4 million higher and data processing and communications expenses grew $0.2 million due to new property, equipment and systems in place after the Landmark merger.

The provision for income taxes decreased $0.3 million during the third quarter of 2021  due to a larger proportion of tax-free income compared to the third quarter of 2020.

Consolidated Year-To-Date Operating Results Overview

Net interest income was $44.0 million for the nine months ended September 30, 2021 compared to $31.4 million for the nine months ended September 30, 2020.  The $12.6 million, or 40%, improvement was the result of earnings from a larger average balance of interest-earning assets combined with lower interest expense due to declining rates paid on interest-bearing liabilities.  The loan portfolio drove the increased interest income which grew $8.7 million from higher average balances due primarily to loans acquired from the merger with Landmark.    The higher interest income included $4.2 million in SBA fees recognized attributable to PPP loans during the first nine months of 2021, a  $2.4 million increase compared to the $1.8 million recognized for the first nine months of 2020.  Interest income from investments increased $2.3 million from a $263.9 million larger average balance in the portfolio.  On the funding side, interest expense decreased by $1.6 million due to lower rates paid on interest-bearing deposits and a smaller balance of average borrowings.  FTE net interest spread was 3.14% for the first nine months of 2021, or two basis points lower than the 3.16% recorded for the first nine months of 2020.  Over the same time period, the Company’s FTE net interest margin decreased by eight basis points to 3.23% from 3.31%.

For the nine months ended September 30, 2021, the provision for loan losses was $1.6 million compared to $3.7 million for the same 2020 period.  The $2.1 million decrease in the provision was attributed to the COVID-19-related provisioning that occurred during the nine months ended September 30, 2020 which was not similarly warranted during the nine months ended September 30, 2021 due to the improvement in the Company’s economic environment compared to the year earlier period.  This amount of provisioning reflected the changing risk profile within the loan portfolio to what management deemed necessary to maintain the allowance for loan and lease losses at an adequate level.

Total non-interest income for the nine months ended September 30, 2021 was $14.1 million, an increase of $4.3 million, or 43%, from $9.8 million for the nine months ended September 30, 2020.  The increase in other income was primarily due to $1.7 million more in gains on loan sales and $1.1 million higher interchange fees.  Other increases that contributed to the non-interest income growth were as follows: $0.3 million in loan service fees,  $0.3 million in earnings on bank-owned life insurance, $0.3 million in trust fiduciary fees and $0.3 million in service charges on deposits.

Non-interest expenses increased to $37.5 million for the nine months ended September 30, 2021, an increase of $9.4 million, or 33%, from $28.1 million for the nine months ended September 30, 2020.  The largest driver of this increase was a $4.2 million increase in salaries and employee benefit expenses from more salaries for a larger employee base and higher performance-based incentive compensation.  In addition, there was $1.1 million more premises and equipment expenses, $0.9 million higher professional services and $0.9 million more in advertising and marketing expenses.   Merger-related expenses were $0.7 million higher for the nine months ended September 30, 2021 from the Landmark merger compared to expenses incurred for the nine months ended September 30, 2020 from the MNB merger.

The provision for income taxes increased $1.2 million during first nine months of 2021 compared to the same 2020 period due to the higher income before taxes.

Consolidated Balance Sheet & Asset Quality Overview

During the first nine months of 2021, the Company’s total assets increased $712 million, or 42%, to $2.4  billion as of September 30, 2021 from $1.7  billion at December 31, 2020.  During the same time period, total liabilities increased $673 million, or 44%, from $1.5 billion to $2.2 billion.  This growth resulted primarily from the Landmark merger.  Deposit growth, excluding deposits acquired from Landmark, of $345 million was used to purchase $342 million in securities and fund organic loan portfolio growth.    The deposit growth includes increases in personal, public and business accounts, some of which are associated with government-provided funding programs in response to the pandemic and this funding may be temporary.

Total non-performing assets were $6.1 million, or 0.25% of total assets, at September 30, 2021, compared to $6.7 million, or 0.39% of total assets, at December 31, 2020.  Past due and non-accrual loans to total loans were 0.27% at September 30, 2021 compared to 0.47% at December 31, 2020.  Net charge-offs to average total loans decreased to 0.02% at September 30, 2021 compared to 0.08% at September 30, 2020 and 0.08% at December 31, 2020.

Shareholders’ equity increased $38.9 million, or 23%, to $205.6 million at September 30, 2021 from $166.7 million at December 31, 2020.   The increase was primarily caused by $35.1 million in common stock issued as a result of the Landmark merger.  Net income of $16.2 million was partially offset by $4.7 million in cash dividends paid to shareholders and a $8.8 million, after tax, reduction in net unrealized gains from the investment portfolio stemming from the substantial increase in intermediate to long-term U.S. treasury interest rates.  An additional  $1.1 million recorded from the issuance of common stock under the Company’s stock plans and stock-based compensation also contributed to the increase in shareholders' equity.   The Company remains well capitalized with Tier 1 capital at 7.99% of total average assets as of September 30, 2021.    Tangible book value per share was $32.57 at September 30, 2021 compared to $31.72 at December 31, 2020.

Fidelity D & D Bancorp, Inc. has built a strong history as trusted financial advisor to the clients served by The Fidelity Deposit and Discount Bank (Fidelity Bank).  Fidelity Bank operates 23 full-service offices throughout Lackawanna, Luzerne and Northampton Counties, along with the Fidelity Bank Wealth Management Minersville Office in Schuylkill County.  Fidelity Bank provides a digital and virtual experience via digital services, and digital account opening offered through online banking and the mobile app.  Additionally, Fidelity Bank offers full-service Wealth Management & Brokerage Services, a Mortgage Center, and an array of personal and business banking products and services.  Part of the Company’s vision is to serve as the best bank for the community, which was accomplished by having provided nearly 1,400 hours of volunteer time and over $1.3 million in donations to non-profit organizations directly within the markets served throughout 2020.  The Company continues  its mission of exceeding client expectations through a unique banking experience, providing 24 hour, 7 days a week service to clients through branch offices, online at www.bankatfidelity.com, and through the Customer Care Center at 800-388-4380.  The Company's deposits are insured by the Federal Deposit Insurance Corporation up to the full extent permitted by law.

Non-GAAP Financial Measures

The Company uses non-GAAP financial measures to provide information useful to the reader in understanding its operating performance and trends, and to facilitate comparisons with the performance of other financial institutions. Management uses these measures internally to assess and better understand our underlying business performance and trends related to core business activities.  The Company’s non-GAAP financial measures and key performance indicators may differ from the non-GAAP financial measures and key performance indicators other financial institutions used to measure their performance and trends.    Non-GAAP financial measures should be supplemental to GAAP used to prepare the Company’s operating results and should not be read in isolation or relied upon as a substitute for GAAP measures.  Reconciliations of GAAP to non-GAAP operating measures to the most directly comparable GAAP financial measures are included in the tables at the end of this release.

Management believes merger-related expenses are not standard costs necessary for operations.  These charges principally represent professional fees and system conversion and integration costs related to the transaction.  These costs are specific to each individual transaction and may vary significantly based on the size and complexity of the transaction.  Management also believes the FHLB prepayment fee incurred to payoff FHLB advances is non-recurring and should be excluded from normal operating expenses for proper comparison.

Interest income was adjusted to recognize the income from tax exempt interest-earning assets as if the interest was taxable, fully-taxable equivalent (FTE), in order to calculate certain ratios within this document.  This treatment allows a uniform comparison among yields on interest-earning assets.  Interest income was FTE adjusted, using the corporate federal tax rate of 21% for 2021 and 2020.

Forward-looking statements

Certain of the matters discussed in this press release constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.  The words “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” and similar expressions are intended to identify such forward-looking statements.

The Company’s actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation:

▪

the effects of economic conditions particularly with regard to the negative impact of severe, wide-ranging and continuing disruptions caused by the spread of Coronavirus Disease 2019 (COVID-19) and responses thereto on current customers and the operations of the Company, specifically the effect of the economy on loan customers’ ability to repay loans;

▪

acquisitions and integration of acquired businesses, including but not limited to, the recent acquisition of MNB Corporation (“MNB”) and its wholly-owned bank subsidiary, and Landmark and its wholly-owned bank subsidiary;

▪	the costs and effects of litigation and of unexpected or adverse outcomes in such litigation;
▪

the impact of new or changes in existing laws and regulations, including the Tax Cuts and Jobs Act and Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the regulations promulgated there under;

▪	impacts of the capital and liquidity requirements of the Basel III standards and other regulatory pronouncements, regulations and rules;
▪	governmental monetary and fiscal policies, as well as legislative and regulatory changes;
▪	effects of short- and long-term federal budget and tax negotiations and their effect on economic and business conditions;
▪	the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Financial Accounting Standards Board and other accounting standard setters;

▪

the risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements, as well as interest rate risks;

▪

the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in our market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the internet;

▪	technological changes;
▪

the interruption or breach in security of our information systems and other technological risks and attacks resulting in failures or disruptions in customer account management, general ledger processing and loan or deposit updates and potential impacts resulting therefrom including additional costs, reputational damage, regulatory penalties, and financial losses;

▪	acquisitions and integration of acquired businesses;
▪	the failure of assumptions underlying the establishment of reserves for loan losses and estimations of values of collateral and various financial assets and liabilities;
▪	volatilities in the securities markets;
▪	acts of war or terrorism;
▪	disruption of credit and equity markets; and
▪	the risk that our analyses of these risks and forces could be incorrect and/or that the strategies developed to address them could be unsuccessful.

The Company cautions readers not to place undue reliance on forward-looking statements, which reflect analyses only as of the date of this release.  The Company has no obligation to update any forward-looking statements to reflect events or circumstances after the date of this release.

For more information please visit our investor relations web site located through www.bankatfidelity.com.

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Balance Sheets

(dollars in thousands)

At Period End:	September 30, 2021	December 31, 2020
Assets
Cash and cash equivalents	$167,386	$69,346
Investment securities	686,926	392,420
Restricted investments in bank stock	3,321	2,813
Loans and leases	1,435,997	1,149,438
Allowance for loan losses	(15,601)	(14,202)
Premises and equipment, net	29,406	27,626
Life insurance cash surrender value	52,417	44,285
Goodwill and core deposit intangible	21,678	8,787
Other assets	30,269	18,997

Total assets	$2,411,799	$1,699,510

Liabilities
Non-interest-bearing deposits	$586,952	$407,496
Interest-bearing deposits	1,576,498	1,102,009
Total deposits	2,163,450	1,509,505
Secured borrowings	16,885	-
FHLB advances	-	5,000
Other liabilities	25,895	18,335
Total liabilities	2,206,230	1,532,840

Shareholders' equity	205,569	166,670

Total liabilities and shareholders' equity	$2,411,799	$1,699,510

Average Year-To-Date Balances:	September 30, 2021	December 31, 2020
Assets
Cash and cash equivalents	$156,840	$126,155
Investment securities	515,812	280,983
Restricted investments in bank stock	3,160	3,044
Loans and leases	1,248,495	1,019,373
Allowance for loan losses	(16,182)	(11,277)
Premises and equipment, net	28,807	26,123
Life insurance cash surrender value	47,200	29,912
Goodwill and core deposit intangible	8,994	5,316
Other assets	21,853	16,036

Total assets	$2,014,979	$1,495,665

Liabilities
Non-interest-bearing deposits	$494,582	$340,211
Interest-bearing deposits	1,309,140	933,981
Total deposits	1,803,722	1,274,192
Short-term borrowings	129	49,165
Secured borrowings	6,787	-
FHLB advances	1,134	10,608
Other liabilities	20,607	17,765
Total liabilities	1,832,379	1,351,730

Shareholders' equity	182,600	143,935

Total liabilities and shareholders' equity	$2,014,979	$1,495,665

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Statements of Income

(dollars in thousands)

	Three Months Ended		Nine Months Ended
	Sep. 30, 2021	Sep. 30, 2020	Sep. 30, 2021	Sep. 30, 2020
Interest income
Loans and leases	$15,359	$11,994	$39,817	$31,126
Securities and other	2,814	1,705	6,863	4,534

Total interest income	18,173	13,699	46,680	35,660

Interest expense
Deposits	(878)	(1,070)	(2,583)	(3,781)
Borrowings and debt	(121)	(93)	(147)	(516)

Total interest expense	999	1,163	2,730	4,297

Net interest income	17,174	12,536	43,950	31,363

Provision for loan losses	(450)	(1,500)	(1,550)	(3,700)
Non-interest income	4,009	4,370	14,102	9,833
Non-interest expense	(15,185)	(9,474)	(37,492)	(28,089)

Income before income taxes	5,548	5,932	19,010	9,407

Provision for income taxes	(689)	(955)	(2,788)	(1,545)
Net income	$4,859	$4,977	$16,222	$7,862

	Three Months Ended
	Sep. 30, 2021	Jun. 30, 2021	Mar. 31, 2021	Dec. 31, 2020	Sep. 30, 2020
Interest income
Loans and leases	$15,359	$11,950	$12,508	$12,115	$11,994
Securities and other	2,814	2,217	1,832	1,720	1,705

Total interest income	18,173	14,167	14,340	13,835	13,699

Interest expense
Deposits	(878)	(841)	(864)	(975)	(1,070)
Borrowings and debt	(121)	-	(26)	(39)	(93)

Total interest expense	999	841	890	1,014	1,163

Net interest income	17,174	13,326	13,450	12,821	12,536

Provision for loan losses	(450)	(300)	(800)	(1,550)	(1,500)
Non-interest income	4,009	4,577	5,516	4,835	4,370
Non-interest expense	(15,185)	(10,851)	(11,456)	(10,230)	(9,474)

Income before income taxes	5,548	6,752	6,710	5,876	5,932

Provision for income taxes	(689)	(1,056)	(1,043)	(704)	(955)
Net income	$4,859	$5,696	$5,667	$5,172	$4,977

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Balance Sheets

(dollars in thousands)

At Period End:	Sep. 30, 2021	Jun. 30, 2021	Mar. 31, 2021	Dec. 31, 2020	Sep. 30, 2020
Assets
Cash and cash equivalents	$167,386	$170,064	$222,953	$69,346	$131,778
Investment securities	686,926	554,955	436,622	392,420	340,310
Restricted investments in bank stock	3,321	3,231	2,931	2,813	2,766
Loans and leases	1,435,997	1,134,158	1,153,160	1,149,438	1,151,010
Allowance for loan losses	(15,601)	(15,245)	(14,839)	(14,202)	(12,884)
Premises and equipment, net	29,406	27,615	27,275	27,626	28,411
Life insurance cash surrender value	52,417	44,858	44,582	44,285	33,068
Goodwill and core deposit intangible	21,678	8,613	8,697	8,787	8,877
Other assets	30,269	20,984	31,711	18,997	27,707

Total assets	$2,411,799	$1,949,233	$1,913,092	$1,699,510	$1,711,043

Liabilities
Non-interest-bearing deposits	$586,952	$491,051	$518,352	$407,496	$408,840
Interest-bearing deposits	1,576,498	1,266,609	1,204,548	1,102,009	1,108,283
Total deposits	2,163,450	1,757,660	1,722,900	1,509,505	1,517,123
Secured borrowings	16,885	-	-	-	-
FHLB advances	-	-	-	5,000	5,000
Other liabilities	25,895	19,388	26,610	18,335	27,309
Total liabilities	2,206,230	1,777,048	1,749,510	1,532,840	1,549,432

Shareholders' equity	205,569	172,185	163,582	166,670	161,611

Total liabilities and shareholders' equity	$2,411,799	$1,949,233	$1,913,092	$1,699,510	$1,711,043

Average Quarterly Balances:	Sep. 30, 2021	Jun. 30, 2021	Mar. 31, 2021	Dec. 31, 2020	Sep. 30, 2020
Assets
Cash and cash equivalents	$185,835	$171,968	$111,904	$116,964	$180,030
Investment securities	640,900	489,424	414,626	363,728	322,875
Restricted investments in bank stock	3,430	3,152	2,891	2,826	2,763
Loans and leases	1,430,142	1,150,286	1,162,112	1,150,652	1,143,590
Allowance for loan losses	(18,716)	(15,285)	(14,500)	(13,085)	(11,814)
Premises and equipment, net	31,381	27,502	27,495	28,228	28,481
Life insurance cash surrender value	52,285	44,751	44,478	33,512	32,978
Goodwill and core deposit intangible	9,579	8,648	8,746	8,837	8,926
Other assets	23,420	20,593	21,527	16,502	17,703

Total assets	$2,358,256	$1,901,039	$1,779,279	$1,708,164	$1,725,532

Liabilities
Non-interest-bearing deposits	$579,629	$464,818	$437,740	$408,623	$407,605
Interest-bearing deposits	1,522,149	1,249,347	1,151,855	1,111,291	1,055,183
Total deposits	2,101,778	1,714,165	1,589,595	1,519,914	1,462,788
Short-term borrowings	68	177	144	-	78,056
Secured borrowings	20,140	-	-	-	-
FHLB advances	49	-	3,389	5,000	5,000
Other liabilities	23,798	19,026	18,944	19,051	19,462
Total liabilities	2,145,833	1,733,368	1,612,072	1,543,965	1,565,306

Shareholders' equity	212,423	167,671	167,207	164,199	160,226

Total liabilities and shareholders' equity	$2,358,256	$1,901,039	$1,779,279	$1,708,164	$1,725,532

FIDELITY D & D BANCORP, INC.

Selected Financial Ratios and Other Data

	Three Months Ended
	Sep. 30, 2021	Jun. 30, 2021	Mar. 31, 2021	Dec. 31, 2020	Sep. 30, 2020
Selected returns and financial ratios
Basic earnings per share	$0.86	$1.14	$1.14	$1.04	$1.00
Diluted earnings per share	$0.85	$1.13	$1.13	$1.03	$0.99
Dividends per share	$0.30	$0.30	$0.30	$0.30	$0.28
Yield on interest-earning assets (FTE)*	3.40%	3.29%	3.61%	3.53%	3.49%
Cost of interest-bearing liabilities	0.26%	0.27%	0.31%	0.36%	0.41%
Cost of funds	0.19%	0.20%	0.23%	0.26%	0.30%
Net interest spread (FTE)*	3.14%	3.02%	3.30%	3.17%	3.08%
Net interest margin (FTE)*	3.22%	3.10%	3.39%	3.28%	3.20%
Return on average assets	0.82%	1.20%	1.29%	1.20%	1.15%
Return on average equity	9.07%	13.63%	13.75%	12.53%	12.36%
Return on average tangible equity*	9.50%	14.37%	14.50%	13.25%	12.61%
Efficiency ratio (FTE)*	69.79%	59.01%	59.11%	56.68%	55.08%
Expense ratio	1.88%	1.32%	1.35%	1.26%	1.18%

	Nine Months Ended
	Sep. 30, 2021	Sep. 30, 2020
Basic earnings per share	$3.11	$1.76
Diluted earnings per share	$3.09	$1.75
Dividends per share	$0.90	$0.84
Yield on interest-earning assets (FTE)*	3.42%	3.76%
Cost of interest-bearing liabilities	0.28%	0.60%
Cost of funds	0.20%	0.45%
Net interest spread (FTE)*	3.14%	3.16%
Net interest margin (FTE)*	3.23%	3.31%
Return on average assets	1.08%	0.74%
Return on average equity	11.88%	7.66%
Return on average tangible equity*	12.49%	7.90%
Efficiency ratio (FTE)*	62.98%	67.04%
Expense ratio	1.55%	1.71%

Non-GAAP Measures	Three Months Ended		Nine Months Ended
(dollars in thousands except per share data)	Sep. 30, 2021	Sep. 30, 2020	Sep. 30, 2021	Sep. 30, 2020
Net income	$4,859	$4,977	$16,222	$7,862
Merger-related expenses, net of income taxes	1,739	172	2,629	2,011
FHLB prepayment penalty, net of income taxes	-	(1)	291	380
Adjusted net income*	$6,598	$5,148	$19,142	$10,253
Adjusted basic earnings per share*	$1.17	$1.04	$3.67	$2.30
Adjusted diluted earnings per share*	$1.16	$1.03	$3.64	$2.29
Interest income adjustment to FTE*	$577	$295	$1,480	$704
Adjusted return on average assets*	1.11%	1.19%	1.27%	0.96%
Adjusted return on average tangible equity*	12.90%	12.81%	14.74%	10.00%

Other financial data	At period end:
(dollars in thousands except per share data)	Sep. 30, 2021	Jun. 30, 2021	Mar. 31, 2021	Dec. 31, 2020	Sep. 30, 2020
Book value per share	$36.41	$34.47	$32.75	$33.48	$32.47
Tangible book value per share*	$32.57	$32.74	$31.00	$31.72	$30.68
Equity to assets	8.52%	8.83%	8.55%	9.81%	9.45%
Allowance for loan losses to:
Total loans	1.12%	1.35%	1.30%	1.27%	1.13%
Non-accrual loans	5.68x	4.81x	3.78x	3.77x	3.27x
Non-accrual loans to total loans	0.19%	0.28%	0.34%	0.33%	0.34%
Non-performing assets to total assets	0.25%	0.31%	0.36%	0.39%	0.41%
Net charge-offs to average total loans	0.02%	0.03%	0.06%	0.08%	0.08%

Capital Adequacy Ratios
Total risk-based capital ratio	14.77%	16.27%	16.47%	16.46%	16.39%
Common equity tier 1 risk-based capital ratio	13.61%	15.02%	15.21%	15.21%	15.14%
Tier 1 risk-based capital ratio	13.61%	15.02%	15.21%	15.21%	15.14%
Leverage ratio	7.99%	8.38%	8.72%	8.81%	8.90%

* See non-GAAP Financial Measures above.